Exhibit 17.5

Shmuel De-Saban

June 12, 2017
Board of Directors
OWC Pharmaceutical Research Corp.
30 Shacham Street, P.O.B. 8324
Petach Tikva, 4918103 Israel

Re: Letter of Resignation

Gentlemen:

I hereby resign as Chief Financial Officer of OWC Pharmaceutical Research Corp. (the "Registrant") and of its wholly-owned Israeli subsidiary, One World Cannabis Ltd, effective Monday, June 5, 2017. The reason for my resignation is to permit me to pursue other business interests.

I have had no disagreements with the operations, policies or practices of the Registrant or its subsidiary.

Yours truly,

/s/: Shmuel De-Saban
Shmuel De-Saban